PLACEMENT AGENT AGREEMENT

September 5, 2017

Windsor Street Capital, L.P.

45 Broadway, 2nd Floor

New York, NY 10006

Attn: Joseph Marinelli, Chief Financial Officer

Re:	Sack Lunch Productions, Inc.

Dear Mr. Marinelli:

This Placement Agent Agreement (this “Agreement”) sets forth the terms upon which Windsor Street Capital, L.P., a New York limited partnership, and a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”) (the “Placement Agent”), shall be engaged by Sack Lunch Productions, Inc., a Utah corporation (the “Issuer”), to act as non-exclusive Placement Agent in connection with the private placement (the “Offering”) of up to 2,400,000 shares (2,800,000 if the Additional Shares are sold) shares of Series E Preferred Stock, par value $0.001 per share (the “Shares” or the “Preferred Stock” ) of Issuer.

The purchase price for the Shares will be $5.00 per Share (the “Offering Price”). The Placement Agent may accept subscriptions from both accredited and non-accredited persons or entities, as such terms are defined in Rule 501 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). The Shares will be offered until the earlier of (i) the termination of the Offering as provided herein, (ii) the time that all Shares offered in the Offering are sold or (iii) a date to be determined by the Issuer and Placement Agent (the “Offering Period”). The date on which the Offering expires or is terminated shall be referred to as the “Termination Date.”

With respect to the Offering, the Issuer shall provide the Placement Agent, on terms set forth herein, the right to offer and sell all of the Shares being offered. Purchases of Shares may be made by the Placement Agent and its officers, directors, employees and affiliates. It is understood that no sale shall be regarded as effective unless and until accepted by the Issuer. The Issuer may, in its sole discretion, accept or reject, in whole or in part, any prospective investment in the Shares. The Issuer and the Placement Agent shall mutually agree with respect to allotting any prospective subscriber less than the number of Shares that such subscriber desires to purchase.

The Offering will be made by Issuer solely pursuant to the Offering Circular, which at all times will be in form and substance reasonably acceptable to Issuer and the Placement Agent and their respective counsel and contain such legends and other information as the Issuer and Placement Agent and their respective counsel, may, from time to time, deem necessary and desirable to be set forth therein. For purposes of this Agreement, “Offering Circular” means Issuer’s offering circular filed with and qualified by the SEC pursuant to a Form 1-A, inclusive of all annexes, and all amendments, supplements and appendices thereto.

1. Appointment of Placement Agent. On the basis of the representations and warranties provided herein, and subject to the terms and conditions set forth herein, the Placement Agent is appointed as non-exclusive Placement Agent for the Issuer during the Offering Period to assist the Issuer in finding qualified subscribers for the Offering. The Placement Agent may sell Shares through other broker-dealers who are FINRA members and may reallow all or a portion of the Agent Compensation (as defined in Section 4.B. below) it receives to such other broker-dealers. Placement Agent shall provide prompt notification to the Issuer to the extent such other broker-dealers are engaged. On the basis of such representations and warranties and subject to such terms and conditions, the Placement Agent hereby accepts such appointment and agrees to perform its services hereunder diligently and in good faith and in a professional and businesslike manner and to use its reasonable efforts to assist the Issuer in (A) finding subscribers of Shares, and (B) completing the Offering. The Placement Agent has no obligation to purchase any of the Shares. Unless sooner terminated in accordance with this Agreement, the engagement of the Placement Agent hereunder shall continue until the later of the Termination Date or the Final Closing (as defined below).

2. Representations, Warranties and Covenants of Issuer. The Issuer hereby represents and warrants as follows, as of the date of this Agreement:

A. The Offering Circular has been prepared in conformity with all applicable laws, and is in compliance in all material respects with Regulation A promulgated under the Act and the requirements of all other rules and regulations (the “Regulations”) of the SEC relating to offerings of the type contemplated by the Offering, and the applicable securities laws and the rules and regulations of those jurisdictions wherein the Placement Agent notifies Issuer that the Shares are to be offered and sold, excluding any foreign jurisdictions. The Shares will be offered and sold pursuant to the registration exemptions provided by Regulation A and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder in those United States jurisdictions in which the Placement Agent notifies Issuer that the Shares are being offered for sale. None of Issuer, its affiliates, or any person acting on its or their behalf (other than the Placement Agent, its affiliates or any person acting on its behalf, in respect of which no representation is made) has taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Regulation A, or knows of any reason why any such exemption would be otherwise unavailable to it.

B. Issuer is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Issuer is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of Issuer, taken as a whole, or on the transactions contemplated hereby and the other Issuer Transaction Documents (as defined below) or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of Issuer to perform its obligations under the Issuer Transaction Documents (as defined below).

C. As to Issuer only, the Offering Circular does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing does not apply to any statements or omissions made solely in reliance on and in conformity with written information furnished to Issuer by the Placement Agent specifically for use in the preparation thereof. To the knowledge of Issuer, none of the statements, documents, certificates or other items made, prepared or supplied by Issuer with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. There is no fact which Issuer has not disclosed in the Offering Circular and of which Issuer is aware that materially adversely affects or that could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary herein, Issuer makes no representation or warranty with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans) that may have been delivered to the Placement Agent or its representatives by Issuer, except that such estimates, projections and other forecasts and plans have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of such preparation.

D. Issuer has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted (as described in the Offering Circular), to enter into and perform its obligations under this Agreement, the Offering Circular, and the other agreements contemplated hereby (this Agreement, the Offering Circular and the other agreements contemplated hereby that Issuer is executing and delivering hereunder are collectively referred to herein as the “Issuer Transaction Documents”) and subject to necessary Board and stockholder approvals, to issue, sell and deliver the Shares. Prior to the initial closing of this Offering (the “First Closing”), each of the Issuer Transaction Documents will have been duly authorized. This Agreement has been duly authorized, executed and delivered and constitutes, and each of the other Issuer Transaction Documents, upon due execution and delivery, will constitute, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of Issuer’s obligations to provide indemnification and contribution remedies under the securities laws and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

E. None of the execution and delivery of, or performance by, Issuer under this Agreement or any of the other Issuer Transaction Documents or the consummation of the transactions herein or therein contemplated conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of Issuer under any agreement or other instrument to which Issuer is a party or by which Issuer or its assets may be bound, or any term of the certificate of incorporation or bylaws of Issuer, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to Issuer or any of its assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to Issuer’s certificate of incorporation or bylaws) which would not, or could not reasonably be expected to, have a Material Adverse Effect.

F. The Issuer’s audited and unaudited financial statements, together with the related notes, if any, included in the Offering Circular, present fairly, in all material respects, the financial position of Issuer as of the dates specified and the results of operations for the periods covered thereby. Such financial statements and related notes were prepared to conform to United States Generally Accepted Accounting Principles applied on a consistent basis throughout the periods indicated. Except as set forth in such financial statements or otherwise disclosed in the Offering Circular, the Issuer has no known material liabilities of any kind, whether accrued, absolute or contingent, or otherwise, and subsequent to the date of the Offering Circular and prior to the date of the First Closing it shall not enter into any material transactions or commitments without promptly thereafter notifying the Placement Agent in writing of any such material transaction or commitment. The other financial and statistical information with respect to the Issuer and any pro forma information and related notes included in the Offering Circular present fairly in all material respects the information shown therein on a basis consistent with the financial statements of Issuer included in the Offering Circular. The Issuer does not know of any facts, circumstances or conditions which could materially adversely affect its operations, earnings or prospects that have not been fully disclosed in the Offering Circular.

G. The accountants whose report is included as a part of the Offering Circular, if applicable, are independent accountants as defined by the Act and the regulations thereunder.

H. Except as disclosed in the Offering Circular, since the date of the Issuer’s most recent financial statements contained in the Offering Circular, there has been no Material Adverse Effect. Except as disclosed in the Offering Circular, since the date of the Issuer’s most recent financial statements contained in the memorandum, the Issuer has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $75,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $75,000. The Issuer has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Issuer have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

I. The real and personal properties of the Issuer, as set forth in the Offering Circular and the financial statements included therein, are either (i) owned by the Issuer by good and marketable title, free and clear of all liens, encumbrances and equities of record, except those expressly referred to therein, or (ii) held by the Issuer under valid leases, none of which is in default. The Issuer, in all material respects, has full right to maintain and operate its offices, business and properties and is complying, in all material respects, with all laws, ordinances and regulations applicable thereto. Except as described in the Offering Circular, the Issuer has no interest in real property.

J. Except as disclosed in the Offering Circular, the Issuer (i) has no outstanding Indebtedness (as defined below) in excess of $75,000, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, or (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” (as defined under GAAP) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) except for obligations owed to service providers of Issuer in connection with this Offering, all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above of at least $75,000; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

K. All contracts or other documents which the Issuer would have to file as exhibits to a registration statement under the Act with the SEC on the form which the Issuer would be entitled to use in connection with the offering of the Shares, if the Issuer was required to register the Shares under the Act, have been, or will be (at the earliest practicable date), provided to the Placement Agent.

L. The conduct of business by the Issuer as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States, or any other jurisdiction wherein the Issuer conducts or proposes to conduct such business, except as described in the Offering Circular. The Issuer has obtained all material licenses, permits and other governmental authorizations necessary to conduct its business as presently conducted. The Issuer has not received any notice of any violation of, or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, would have a Material Adverse Effect, and the Issuer knows of no facts or set of circumstances which could give rise to such a notice.

M. No default by the Issuer or, to the knowledge of the Issuer, any other party, exists in the due performance under any material agreement to which the Issuer is a party or to which any of its assets is subject (collectively, the “Issuer Agreements”). The Issuer Agreements disclosed in the Offering Circular are the only material agreements to which the Issuer is bound or by which its assets are subject, are accurately described in the Offering Circular and are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

N. The Issuer owns all right, title and interest in, or possesses enforceable rights to use, all patents, patent applications, trademarks, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes and formulations necessary for the conduct of its business as now conducted (collectively, the “Intangibles”). To the knowledge of the Issuer, the Issuer has not infringed upon the rights of others with respect to the Intangibles and, except as disclosed in the Offering Circular, the Issuer has not received notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles. Except as set forth in the Offering Circular, none of the Issuer’s Intangibles have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement.

O. The Issuer is not a party to any collective bargaining agreement nor does it employ any member of a union. No executive officer of the Issuer (as defined in Rule 501(f) of the Act) has notified the Issuer that such officer intends to leave the Issuer or otherwise terminate such officer’s employment with the Issuer. No executive officer of the Issuer, to the knowledge of the Issuer, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Issuer to any liability with respect to any of the foregoing matters. The Issuer is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

P. The Issuer is not: (i) in violation of its Certificate of Incorporation or Bylaws; (ii) in default of any indenture, mortgage, deed of trust, note or other agreement or instrument to which the Issuer is a party or by which it is or may be bound or to which any of its assets may be subject, the default of which could reasonably be expected to have a Material Adverse Effect; (iii) in violation of any statute, rule or regulation applicable to the Issuer, the violation of which would have a Material Adverse Effect; or (iv) in violation of any judgment, decree or order of any court or governmental body having jurisdiction over the Issuer and specifically naming the Issuer, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the Offering or disclosure documents.

Q. The Issuer is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended, or the General Rules and Regulations thereunder.

R. Except as disclosed in the Offering Circular, as of the date of this Agreement, no current or former stockholder, director, officer or employee of the Issuer, nor, to the knowledge of the Issuer, any affiliate of any such person is presently, directly or indirectly through his affiliation with any other person or entity, a party to any loan from the Issuer or any other transaction (other than as an employee) with the Issuer providing for the furnishing of services by, or rental of any personal property from, or otherwise requiring cash payments to any such person.

S. Except as disclosed in the Offering Circular, the Issuer has filed, on a timely basis, each federal, state, local and foreign tax return, report and declarations that were required to be filed, or has requested an extension therefor and has paid all taxes and all related assessments, charges, penalties and interest to the extent that the same have become due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Issuer know of no basis for any such claim. The Issuer has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. To the Issuer’s knowledge, none of the Issuer’s tax returns is presently being audited by any taxing authority. No liens have been filed and no claims are being asserted by or against the Issuer with respect to any taxes (other than liens for taxes not yet due and payable). The Issuer has not received notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. The Issuer is not a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Issuer has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

T. The Issuer maintains insurance of the types and in the amounts which it deems adequate for its business and consistent with insurance coverage maintained by similar companies and businesses.

U. Neither the Issuer, nor any director, officer, agent, employee or other Person acting on behalf of the Issuer has, in the course of its actions for, or on behalf of, the Issuer (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

V. As of the date of the First Closing, Issuer will have the authorized and outstanding capital stock as set forth under the heading “Capitalization” (or similar heading) in the Offering Circular. All outstanding shares of capital stock of Issuer are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as described in the Offering Circular, as of the date of the First Closing: (i) there will be no outstanding options, stock subscription agreements, warrants or other rights permitting or requiring Issuer or others to purchase or acquire any shares of capital stock or other equity securities of Issuer or to pay any dividend or make any other distribution in respect thereof;; and (iii) there will be no voting trusts or other contracts, commitments, understandings, arrangements or restrictions of any kind with respect to the ownership, voting or transfer of shares of stock or other securities of Issuer, including, without limitation, any preemptive rights, rights of first refusal, proxies or similar rights,. As of the date of the First Closing, the issued and outstanding shares of capital stock of Issuer will conform in all material respects to all statements in relation thereto contained in the Offering Circular and the Offering Circular describes all material terms and conditions thereof. All issuances by Issuer of its securities have been, at the times of their issuance, exempt from registration under the Act and any applicable state securities laws.

W. Immediately prior to the First Closing, the Shares and the Agent Shares will have been duly authorized and, when issued and delivered against payment therefor as provided in the Issuer Transaction Documents, will be validly issued, fully paid and nonassessable. No holder of any of the Shares and the Agent Shares will be subject to personal liability solely by reason of being such a holder, and except as described in the Offering Circular, none of the Shares and the Agent Shares are subject to preemptive or similar rights of any stockholder or security holder of Issuer or an adjustment under the anti-dilution or exercise rights of any holders of any outstanding shares of capital stock, options, warrants or other rights to acquire any securities of Issuer.

X. No consent, authorization or filing of or with any court or governmental authority is required in connection with the issuance or the consummation of the transactions contemplated herein or in the other Issuer Transaction Documents, except for required filings with the SEC and the applicable state securities commissions relating specifically to the Offering (all of which filings will be duly made by, or on behalf of, Issuer), other than those which are required to be made after the First Closing (all of which will be duly made on a timely basis).

Y. Subsequent to the respective dates as of which information is given in the Offering Circular, Issuer has operated its business in the ordinary course and, except as may otherwise be set forth in the Offering Circular, there has been no: (i) Material Adverse Effect; (ii) transaction otherwise than in the ordinary course of business consistent with past practice; (iii) issuance of any securities (debt or equity) or any rights to acquire any such securities other than pursuant to equity incentive plans approved by its Board of Directors; (iv) damage, loss or destruction, whether or not covered by insurance, with respect to any asset or property of Issuer; or (v) agreement to permit any of the foregoing.

Z. Except as set forth in the Offering Circular, there are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or, to the knowledge of Issuer, threatened, against Issuer, or involving its assets or any of its officers or directors (in their capacity as such) which, if determined adversely to Issuer or such officer or director, could not reasonably be expected to have a Material Adverse Effect or adversely affect the transactions contemplated by this Agreement or the enforceability thereof.

AA. Issuer is not obligated to pay, and has not obligated the Placement Agent to pay, a finder’s or origination fee in connection with the Offering (other than to the Placement Agent), and hereby agrees to indemnify the Placement Agent from any such claim made by any other person, as more fully set forth in Section 9 hereof. Issuer has not offered for sale or solicited offers to purchase the Shares except for negotiations with the Placement Agent. Except as set forth in the Offering Circular, no other person has any right to participate in any offer, sale or distribution of Issuer’s securities to which the Placement Agent’s rights, described herein, shall apply.

BB. Neither the sale of the Shares by Issuer nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, Issuer is not (a) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) a person who engages in any dealings or transactions, or be otherwise associated, with any such person. Issuer and its subsidiaries, if any, are in compliance, in all material respects, with the USA Patriot Act of 2001 (signed into law October 26, 2001).

CC. Until the earlier of (i) the Termination Date and (ii) the Final Closing (as hereinafter defined), Issuer will not issue any press release, grant any interview, or otherwise communicate with the media in any manner whatsoever with respect to the Offering without the Placement Agent’s prior consent, which consent will not unreasonably be withheld, delayed or conditioned.

DD. Issuer is in the process of establishing internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

EE. Issuer is in the process of establishing “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)), which (i) are designed to ensure that material information relating to Issuer is made known to Issuer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) such disclosure controls and procedures are effective to perform the functions for which they were established. Issuer is not aware of any fraud, whether or not material, that involves management or other employees who have a role in Issuer’s internal controls.

FF. No Disqualification Events. None of Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Issuer participating in the Offering, any beneficial owner of 20% or more of Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Issuer in any capacity at the time of sale of the securities in this Offering (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent a copy of any disclosures provided thereunder.

GG. Other Covered Persons. The Issuer is not aware of any person (other than any Placement Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any the Shares.

HH. Notice of Disqualification Events. Issuer will promptly notify the Placement Agent in writing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

II. Disclosure. No representation or warranty contained in Section 2 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties.

3. Representations, Warranties and Covenants of Placement Agent. The Placement Agent hereby represents and warrants as follows, as of the date of this Agreement:

A. The Placement Agent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

B. This Agreement has been duly authorized, executed and delivered by the Placement Agent, and upon due execution and delivery by the Issuer, this Agreement will be a valid and binding agreement of the Placement Agent enforceable against it in accordance with its terms, except as may be limited by principles of public policy and, as to enforceability, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditor’s rights from time to time in effect and subject to general equity principles.

C. The Placement Agent is a member of FINRA and is registered as a broker-dealer under the Exchange Act, and under the securities acts of each state into which it is making offers or sales of the Shares. None of the Placement Agent or its affiliates, or any person acting on behalf of the foregoing (other than the Issuer, its affiliates or any person acting on its behalf, in respect of which no representation is made) has taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Regulation A, or knows of any reason why any such exemption would be otherwise unavailable to it.

D. No Disqualification Events. The Placement Agent represents that neither it, nor to its knowledge any of its directors, executive officers, general partners, managing members or other officers participating in the Offering (each, a “Placement Agent Covered Person” and, together, “Placement Agent Covered Persons”), is subject to any Disqualification Event, except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Issuer prior to the date hereof.

E. Other Covered Persons. The Placement Agent represents that it is not aware of any person (other than any Placement Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares. Placement Agent will promptly notify the Issuer of any agreement entered into between such Placement Agent and such person in connection with such sale.

F. Notice of Disqualification Events. The Placement Agent will notify the Issuer promptly in writing of (i) any Disqualification Event relating to any Placement Agent Covered Person not previously disclosed to the Issuer in accordance with Section 3.D., No Disqualification Events, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Covered Person.

G. Disclosure. As to Placement Agent only, the Offering Circular does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing does not apply to any statements or omissions made solely in reliance on and in conformity with written information furnished to Placement Agent by the Issuer specifically for use in the preparation thereof.

H. Litigation. There are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or, to the knowledge of Placement Agent, threatened, against Placement Agent or involving its assets or to the knowledge of Placement Agent, any of its officers or directors (in their capacity as such) which, if determined adversely to Placement Agent or such officer or director, could reasonably be expected to adversely affect Placement Agent’s ability to perform its obligations hereunder.

4. Placement Agent Compensation.

A. In connection with the Offering, the Escrow will pay at each Closing a cash fee (the “Agent Cash Fee”) to the Placement Agent equal to six and one half percent (6.5%) of the gross proceeds from the sale of the Shares consummated at such Closing.

B. The Issuer shall also pay and issue to the Placement Agent the Agent Compensation calculated according to the percentages set forth in Section 4.A. of this Agreement, if any person or entity contacted by the Placement Agent and provided with an Offering Circular during the Offering Period (other than existing shareholders of the Issuer) and with whom the Placement Agent has discussions regarding a potential investment in the Offering, invests in the Issuer (other than through open market purchases or securities purchased in any underwritten public offering) and irrespective of whether such potential investor purchased Shares in the Offering (the “Tail Investors”) at any time prior to the earlier of the date that is twelve (12) months after the Termination Date or the Final Closing, whichever is applicable. The names of Tail Investors shall be provided in writing by the Placement Agent to the Issuer within 10 days following the Final Closing (the “Tail Investor List”); provided, that such Tail Investor List shall include persons or entities that actually received a copy of the Offering Circular. The Issuer acknowledges and agrees that the Tail Investor List is proprietary to the Placement Agent, shall be maintained in strict confidence by the Issuer and those persons/entities on such list shall not be contacted by the Issuer without the Placement Agent’s prior written consent; provided, however, that such restrictions shall not apply to ordinary course stockholder communications by the Issuer to its stockholders, including those Tail Investors that are stockholders of the Issuer.

C. Intentionally left blank.

5. Subscription and Closing Procedures.

A. The Issuer shall cause to be delivered to the Placement Agent copies of the Offering Circular and has consented, and hereby consents, to the use of such copies for the purposes permitted by the Act and applicable securities laws and in accordance with the terms and conditions of this Agreement, and hereby authorizes the Placement Agent and its agents and employees to use the Offering Circular in connection with the sale of the Shares until the earlier of (i) the Termination Date or (ii) the Final Closing, and no person or entity is or will be authorized to give any information or make any representations other than those contained in the Offering Circular or to use any offering materials other than those contained in the Offering Circular in connection with the sale of the Shares.

B. The Issuer shall make available to the Placement Agent and its representatives such information as may be reasonably requested in making a reasonable investigation of Issuer and its affairs and shall provide access to such employees during normal business hours as shall be reasonably requested by the Placement Agent.

C. Each prospective purchaser will be required to complete and execute an original copy of the Offering Circular and the exhibits thereto (the “Subscription Documents”), which will be forwarded or delivered to the Placement Agent at the Placement Agent’s offices at the address set forth in Section 12 hereof, together with the subscriber’s wire transfer in the full amount of the purchase price for the number of Shares desired to be purchased, subject to the Placement Agent’s right to accept a check in lieu of a wire transfer.

D. All funds for subscriptions received from the Offering will be promptly forwarded by the Placement Agent and deposited into a non-interest bearing escrow account (the “Escrow Account”) established for such purpose with a bank acceptable to Issuer and Placement Agent (the “Escrow Agent”). All such funds for subscriptions will be held in the Escrow Account pursuant to the terms of an escrow agreement among Issuer, the Placement Agent and the Escrow Agent. The Issuer will pay all fees related to the establishment and maintenance of the Escrow Account. Subject to the receipt of subscriptions for the Minimum Amount, the Issuer will either accept or reject, for any or no reason, the Subscription Documents in a timely fashion and at each Closing Issuer will countersign the Subscription Documents and provide duplicate copies of such documents to the Placement Agent for distribution to the subscribers. The Issuer, or the Placement Agent on the Issuer’s behalf, will promptly return to subscribers incomplete, improperly completed, improperly executed and rejected subscriptions and give written notice thereof to the Placement Agent upon such return.

E. If subscriptions for Shares have been accepted prior to the Termination Date, the funds therefor have been collected by the Escrow Agent and all of the conditions set forth elsewhere in this Agreement are fulfilled, a closing shall be held promptly with respect to Shares sold (the “First Closing”). Thereafter, remaining Shares will continue to be offered and sold until the Termination Date and additional closings (each a “Closing”) may from time to time be conducted at times mutually agreed to between the Placement Agent and the Issuer with respect to additional Shares sold, with the final closing (“Final Closing”) to occur within 10 days after the earlier of the Termination Date and the date on which the all Shares has been fully subscribed. Delivery of payment for the accepted subscriptions for Shares from funds held in the Escrow Account will be made at each Closing against delivery of the Shares by the Issuer. Executed certificates for the Preferred Stock will be in such authorized denominations and, with respect to investors located by the Placement Agent, will be registered in such names as the Placement Agent may request and will be made available to the Placement Agent for checking and packaging at the Placement Agent’s office at each Closing or within ten (10) business days following a Closing.

F. Intentionally left blank.

6. Further Covenants. The Issuer hereby covenants and agrees that:

A. Except upon prior written notice to the Placement Agent, the Issuer shall not, at any time prior to the Final Closing, knowingly take any action which would cause any of the representations and warranties made by it in this Agreement not to be complete and correct in all material respects on and as of each Closing Date with the same force and effect as if such representations and warranties had been made on and as of each such date (except to the extent any representation or warranty relates to an earlier date).

B. If, at any time prior to the Final Closing, any event shall occur that causes a Material Adverse Effect, which as a result it becomes necessary to amend or supplement the Offering Circular so that the representations and warranties herein remain true and correct in all material respects, or in case it shall be necessary to amend or supplement the Offering Circular to comply with Regulation A or any other applicable securities laws or regulations, the Issuer will promptly notify the Placement Agent and shall, at its sole cost, prepare and furnish to the Placement Agent copies of appropriate amendments and/or supplements in such quantities as the Placement Agent may reasonably request. The Issuer will not, at any time before the Final Closing, prepare or use any amendment or supplement to the Offering Circular of which the Placement Agent will not previously have been advised and furnished with a copy, or which is not in compliance in all material respects with the Act and other applicable securities laws. As soon the Issuer is advised thereof, the Issuer will advise the Placement Agent and its counsel, and confirm the advice in writing, of any order preventing or suspending the use of the Offering Circular, or the suspension of any exemption for such qualification or registration thereof for offering in any jurisdiction, or of the institution or threatened institution of any proceedings for any of such purposes, and the Issuer will use its reasonable best efforts to prevent the issuance of any such order and, if issued, to obtain as soon as reasonably possible the lifting thereof.

C. The Issuer shall comply with the Act, the Exchange Act and the rules and regulations thereunder, all applicable state securities laws and the rules and regulations thereunder in the states in which Placement Agent’s Blue Sky counsel has advised the Placement Agent or the Issuer that the Shares are qualified or registered for sale or exempt from such qualification or registration, so as to permit the continuance of the sales of the Shares, and will file or cause to be filed with the SEC, and shall promptly thereafter forward or cause to be forwarded to the Placement Agent, any and all reports on Form D as are required.

D. Issuer shall use its best efforts to qualify the Shares for sale under the securities laws of such jurisdictions in the United States as may be mutually agreed to by the Issuer and the Placement Agent, and Issuer will make or cause to be made such applications and furnish information as may be required for such purposes, provided that Issuer will not be required to qualify as a foreign corporation in any jurisdiction or execute a general consent to service of process. Issuer will, from time to time, prepare and file such statements and reports as are or may be required to continue such qualifications in effect for so long a period as the Placement Agent may reasonably request with respect to the Offering.

E. The Issuer shall apply the net proceeds from the sale of the Shares for the purposes substantially as described under the “Use of Proceeds” section of the Offering Circular. Except as set forth in the Offering Circular, the Issuer shall not use any of the net proceeds of the Offering to repay indebtedness to officers (other than accrued salaries incurred in the ordinary course of business), directors or stockholders of the Issuer without the prior written consent of the Placement Agent.

F. During the Offering Period, the Issuer shall afford each prospective purchaser of Shares the opportunity to ask questions of and receive answers from an officer of the Issuer concerning the terms and conditions of the Offering and the opportunity to obtain such other additional information necessary to verify the accuracy of the Offering Circular to the extent the Issuer possesses such information or can acquire it without unreasonable expense.

G. The Issuer shall pay all reasonable expenses incurred in connection with the preparation and printing of all necessary offering documents and instruments related to the Offering and the issuance of the Shares and will also pay the Issuer’s own expenses for accounting fees, legal fees and other costs involved with the Offering. The Issuer will provide at its own expense such quantities of the Offering Circular and other documents and instruments relating to the Offering as the Placement Agent may reasonably request. All Blue Sky filings related to this Offering shall be prepared by Issuer’s counsel at the Issuer’s expense, with copies of all filings to be promptly forwarded to the Placement Agent. Further, as promptly as practicable after the Final Closing, the Issuer shall prepare, at its own expense, electronic “closing binders” relating to the Offering and will distribute one such binder to each of the Placement Agent and its counsel.

H. Until the earlier of the Termination Date or the Final Closing, neither the Issuer nor any person or entity acting on its behalf will negotiate with any other placement agent or underwriter with respect to a private or public offering of such entity’s debt or equity securities. Neither the Issuer nor anyone acting on its behalf will, until the earlier of the Termination Date or the Final Closing, without the prior written consent of the Placement Agent, offer for sale to, or solicit offers to subscribe for Shares from, or otherwise approach or negotiate in respect thereof with, any other person.

7. Conditions of Placement Agent’s Obligations. The obligations of the Placement Agent hereunder to effect a Closing are subject to the fulfillment, at or before each Closing, of the following additional conditions:

A. Each of the representations and warranties made by the Issuer shall be true and correct at all times prior to and on each Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

B. The Issuer shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by it at or before the Closing.

C. The Offering Circular will have been qualified by the SEC and will not, and as of the date of any amendment or supplement thereto will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

D. No order suspending the use of the Offering Circular or enjoining the Offering or sale of the Shares shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the best of Issuer’s knowledge, be contemplated or threatened.

E. At each Closing, the Escrow shall pay and/or issue to the Placement Agent the Agent Compensation earned in such Closing.

8. Conditions of Issuer’s Obligations. The obligations of the Issuer hereunder to effect a Closing are subject to the fulfillment, at or before each Closing, of the following additional condition that each of the representations and warranties made by Placement Agent herein are true and correct as of each Closing Date.

9. Indemnification.

A. Issuer will: (i) indemnify and hold harmless the Placement Agent, its agents and their respective officers, directors, employees, attorneys, selected dealers and each person, if any, who controls the Placement Agent within the meaning of the Section 15 of the Act or Section 20(a) of the Exchange Act and such selected dealers (each an “Indemnitee” or a “Placement Agent Party”) against, and pay or reimburse each Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Indemnitee may become subject (x) under the Act or otherwise, in connection with the offer and sale of the Shares and (y) as a result of the breach of any representation, warranty or covenant made by the Issuer herein, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Indemnitee or by any third party; and (ii) reimburse each Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, that the Issuer will not be liable in any such case to the extent that any such claim, damage or liability is finally judicially determined to have resulted primarily from (A) an untrue statement or alleged untrue statement of a material fact made in the Offering Circular, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to Issuer by the Placement Agent specifically for use in the Offering Circular, (B) any violations by the Placement Agent of the Act or state securities laws which does not result from a violation thereof by the Issuer or any of its affiliates or (C) the Placement Agent’s bad faith or gross negligence. In addition to the foregoing agreement to indemnify and reimburse, the Issuer will indemnify and hold harmless each Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Indemnitee in connection with the Offering, other than fees due to the Placement Agent. The foregoing indemnity agreements will be in addition to any liability the Issuer may otherwise have.

B. The Placement Agent will indemnify and hold harmless the Issuer and its officers, directors, and each person, if any, who controls such entity Section 15 of the Act or Section 20(a) of the Exchange Act against, and pay or reimburse any such person for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions, proceedings or investigations in respect thereof) to which the Issuer or any such person may become subject under the Act or otherwise, whether such losses, claims, damages, liabilities or expenses shall result from any claim of the Issuer or any such person who controls the Issuer within the meaning of the Act or by any third party, but only to the extent that such losses, claims, damages or liabilities results from (i) any untrue statement or alleged untrue statement of any material fact contained in the Offering Circular made in reliance upon and in conformity with information contained in the Offering Circular relating to the Placement Agent, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case, if made or omitted in reliance upon and in conformity with written information furnished to the Issuer by the Placement Agent, specifically for use in the preparation thereof or (ii) any violations by the Placement Agent of the Act or state securities laws which does not result from a violation thereof by the Issuer or any of its affiliates. The Placement Agent will reimburse the Issuer or any such person for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action, proceeding or investigation to which such indemnity obligation applies. The foregoing indemnity agreements are in addition to any liability which the Placement Agent may otherwise have. Notwithstanding the foregoing, in no event (except in the event of gross negligence or willful misconduct by the Placement Agent to the extent and only to the extent if found in a final judgment by a court of competent jurisdiction) shall the Placement Agent’s indemnification obligation hereunder exceed the amount of the Agent’s Cash Fee actually received by it.

C. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 9 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party shall be requested by the indemnifying party to participate in the defense thereof or shall have concluded in good faith and specifically notified the indemnifying party either that there may be specific defenses available to it that are different from or additional to those available to the indemnifying party or that such Action involves or could have a material adverse effect upon it with respect to matters beyond the scope of the indemnity agreements contained in this Agreement, then the counsel representing it, to the extent made necessary by such defenses, shall have the right to direct such defenses of such Action on its behalf and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. No settlement of any Action against an indemnified party will be made without the consent of the indemnifying party and the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned in light of all factors of importance to such party, and no indemnifying party shall be liable to indemnify any person for any settlement of any such claim effected without such indemnifying party’s consent.

10. Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 9 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer on the one hand and the Placement Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Issuer bear to the total Agent Cash Fees received by the Placement Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Issuer or by the Placement Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Issuer and the Placement Agent agree that it would be unjust and inequitable if the respective obligations of the Issuer and the Placement Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 10. No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10, each person, if any, who controls the Placement Agent within the meaning of the Act will have the same rights to contribution as the Placement Agent, and each person, if any, who controls the Issuer within the meaning of the Act will have the same rights to contribution as the Issuer, subject in each case to the provisions of this Section 10. Anything in this Section 10 to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 10 is intended to supersede, to the extent permitted by law, any right to contribution under the Act, the Exchange Act or otherwise available.

11. Termination.

A. The Offering may be terminated by the Placement Agent at any time prior to the expiration of the Offering Period in the event that: (i) any of the representations, warranties or covenants of the Issuer contained herein or in the Offering Circular shall prove to have been false or misleading in any material respect when actually made; (ii) the Issuer shall have failed to perform any of its material obligations hereunder or under any other Issuer Transaction Document or any other transaction document; (iii) there shall occur any event, within the control of the Issuer that could materially adversely affect the transactions contemplated hereunder or the ability of the Issuer to perform hereunder; or (iv) the Placement Agent determines that it is reasonably likely that any of the conditions to Closing set forth herein will not, or cannot, be satisfied. In the event of a termination by the Placement Agent under Section 11.A.(iv), the Placement Agent shall not be entitled to any further compensation pursuant to these termination provisions, except that the provisions of Section 4.D. shall survive in full force and effect.

B. This Offering may be terminated by the Issuer at any time prior to the expiration of the Offering Period (i) in the event that the Placement Agent shall have failed to perform any of its material obligations hereunder or (ii) on account of the Placement Agent’s fraud, illegal or willful misconduct or gross negligence. In the event of any such termination pursuant to this Section 11.B., the Placement Agent shall not be entitled to any further compensation pursuant to these termination provisions and Sections 4.E. – F. shall also terminate.

C. This Offering may be terminated upon mutual agreement of the Issuer and the Placement Agent at any time prior to the expiration of the Offering Period. In addition, upon the expiration of the Offering Period, the Offering shall terminate without any further action of the parties hereto. If the Offering is terminated pursuant to this Section 11.C., then in cases in which no Closing had been theretofore consummated, each party shall pay its own respective expenses.

D. Before any termination by the Placement Agent under Section 11.A. shall become effective, the terminating party shall give written notice to the other party of its intention to terminate the Offering, which shall set forth the specific grounds for the proposed termination (the “Termination Notice”). If the specified grounds for termination, or their resulting adverse effect on the transactions contemplated hereby, are curable, then the other party shall have ten (10) days from the Termination Notice within which to remove such grounds or to eliminate all of their material adverse effects on the transactions contemplated hereby; otherwise, the Offering shall terminate.

E. Upon any termination pursuant to this Section 11, the Placement Agent and the Issuer will instruct Escrow Agent to cause all monies received with respect to the subscriptions for Shares not accepted by the Issuer to be promptly returned to such subscribers without interest, penalty or deduction.

12. Survival.

A. The obligations of the parties to pay any costs and expenses hereunder and to provide indemnification and contribution as provided herein shall survive any termination hereunder. In addition, the provisions of Sections 4.D., and 9 through 13 shall survive the sale of the Shares or any termination of the Offering hereunder.

B. The respective indemnities, covenants, representations, warranties and other statements of the Issuer and the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of, and regardless of any access to information by, the Issuer or the Placement Agent, or any of their officers or directors or any controlling person thereof, and will survive the sale of the Shares or any termination of the Offering hereunder for a period of four years from the earlier to occur of the Final Closing or the termination of the Offering.

13. Miscellaneous.

A. Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

B. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Utah as applied to agreements among Utah residents, made and to be performed entirely within the State of Utah. The Parties agree that any action brought to enforce the terms of this Agreement or any of the transactions contemplated hereby shall be brought in the appropriate federal or state court having jurisdiction over the District of Utah, United States of America and submit to the jurisdiction of, and venue in, such court. The parties have expressly agreed not to submit any disputes arising under this Agreement to FINRA Dispute Resolution, and the arbitrability of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec 1-16.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

E. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Issuer:	Sack Lunch Productions, Inc.
59 West 100 South, Second Floor
Salt Lake City, UT 84101
Attn: Richard Surber
Email: richard@sacklunchproductions.com

with a copy to:	Clyde Snow & Sessions, PC
201 S. Main Street, 13th Floor
Salt Lake City, UT 84111
Attn: Brian A. Lebrecht
Email: bal@clydesnow.com

If to the Placement Agent:	Windsor Street Capital, L.P.
45 Broadway, 2nd Floor
New York, NY 10006
Attn: Joseph Marinelli, Chief Financial Officer
Email:______________________

with a copy to:	______________________
______________________
______________________
Attn:______________________
Email:______________________

or at such other address as the parties may designate by ten (10) days advance written notice to the other parties hereto.

F. Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Issuer and the Placement Agent.

G. Entire Agreement; Severability. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to the other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. If any portion of this Agreement shall be held invalid or unenforceable, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and enforceable and (ii) effect shall be given to the intent manifested by the portion held invalid or unenforceable.

H. Attorneys’ Fees. Should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing party, the prevailing party shall be entitled to have and recover from the other party such prevailing party’s reasonable attorneys’ fees and costs incurred in connection therewith.

I. Currency. All currency is expressed in U.S. dollars.

[remainder of page intentionally left blank; signature page to follow]

If the foregoing correctly sets forth the understanding between the Placement Agent and the Issuer, please sign and return this Agreement, whereupon it will constitute a binding agreement among the Placement Agent and the Issuer.

Sincerely yours,

Sack Lunch Productions, Inc.

/s/ Richard Surber
By:	Richard Surber
Its:	Chief Executive Officer

Accepted and agreed to as of the date set forth below:

Windsor Street Capital, L.P.,

a New York limited partnership

/s/ Joseph Marinelli
By:	Joseph Marinelli
Its:	Chief Financial Officer
Date:	10/9/17